Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Twilio Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s Amended and Restated 2016 Stock Option and Incentive Plan	Other	9,097,289(2)	$56.09(4)	$510,266,940.01	0.0001476	$75,315.41

Equity	Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s Amended and Restated 2016 Employee Stock Purchase Plan	Other	1,800,000(3)	$47.68(5)	$85,824,000.00	0.0001476	$12,667.63

Total Offering Amounts				—	$596,090,940.01	—	$87,983.04

Total Fee Offsets(6)				—	—	—	—

Net Fee Due				—	—	—	$87,983.04

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Twilio Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)

Represents an automatic increase on January 1, 2024 to the number of shares available for issuance under the Registrant’s Amended and Restated 2016 Stock Option and Incentive Plan (“2016 Plan”) in accordance with the automatic annual increase provisions of the 2016 Plan.

(3)

Represents an automatic increase on January 1, 2024 to the number of shares available for issuance under the Registrant’s Amended and Restated 2016 Employee Stock Purchase Plan (“2016 ESPP”) in accordance with the automatic annual increase provisions of the 2016 ESPP.

(4)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange on February 21, 2024.

(5)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange on February 21, 2024. Pursuant to the 2016 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first trading day of the offering period or on the exercise date.

(6)	The Registrant does not have any fee offsets.